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                                    EXHIBIT 2

                          [Davis Companies Letterhead]

                                                   April 22, 1996

Mr. Dennis Washington
P.O. Box 8182
Missoula, MT 59807

Dear Dennis:

While Marvin is out of the office today, he asked me to inform you that he has decided to terminate the group formed by the letter agreement dated June 27, 1995. He has also sold shares of Mesa to bring the number of shares sold above 1%.

We will be filing a 13-D amendment to disclose both these facts.

                                                          Sincerely,

                                                          /s/ Michael J. Seibert

MD/MJS:lah
Copy: Marvin Davis
      David Batchelder